EXHIBIT 10.21
  Dated as of
                                ________ __, 2000

Avid Sportswear, Inc.
19143 South Hamilton Avenue
Gardena, California  90248

      Re:   Avid Sportswear, Inc. ("Client");
            GE Capital Commercial Services, Inc. ("Factor")

Gentlemen:

      Reference is hereby made to the following documents:

      A. Factoring Agreement, dated as of ________ __, 2000, between Client and Factor (the "Factoring Agreement").

      B. Factoring Agreement - Guaranty/Letter of Credit Supplement, dated as of
________   __,  2000,   between   Client  and  Factor  (the  "Letter  of  Credit
Supplement").

      C. Factoring Agreement - Inventory Supplement (with advances), dated as of ________ __, 2000, between Client and Factor (the "Inventory Supplement").

      D. Various other agreements and documents entered into in connection with the Factoring Agreement (such other agreements and documents, together with the Factoring Agreement, Letter of Credit Supplement and Inventory Supplement are collectively referred to as the "Factoring Documents").

      In connection with the Factoring Documents, Client and Factor agree as follows:

      1. Client hereby acknowledges and understands that with respect to the Accounts Receivable (as that term is defined in the Factoring Agreement) existing as of the effective date of the Factoring Agreement (collectively, the "Takeover Accounts", Factor shall purchase the Takeover Accounts with full recourse and Factor has not and will not assume any credit risk in connection with the Takeover Accounts. Notwithstanding the provisions of Section 13 of the Factoring Agreement to the contrary, Client agrees to pay Factor a commission equal to ___________________________ percent (__%) of the gross amount of the Takeover Accounts; provided, however, that the minimum commission for each Takeover Account shall be $_____. The commission on the Takeover Accounts shall be payable pursuant to Section 13 of the Factoring Agreement.

      2. Client acknowledges that Factor is relying on the Chief Executive Officer and Chief Financial Officer of Client, collectively referred to as "Senior Management", in making its decision to provide factoring and financing



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Avid Sportswear, Inc.
July __, 2000
Page 2



services to Client. Factor has determined that the Senior Management of Client is experienced and skilled in the business currently being conducted by Client. Consequently, Client and Factor agree that any change in the Senior Management of Client which Factor determines, in its sole discretion, to materially impair the operations of Client's business shall constitute an Event of Default, as that term is defined in Section 17 of the Factoring Agreement.

      3. All costs, fees (including attorneys' fees) and expenses incurred by Factor in (i) auditing, appraising and evaluating Client and its business operations, and (ii) in preparing, drafting, negotiating and finalizing the factoring and financing documents (including, all of the Factoring Documents), to the extent that they exceed, in the aggregate, $_____, shall be paid by Client. In this connection, Factor shall be entitled to charge Client's loan account with amount of such costs, fees and expenses.

      Except as specifically modified by this letter agreement, the Factoring Documents shall remain unchanged and in full force and effect.

                                Very truly yours,

                                GE CAPITAL COMMERCIAL SERVICES, INC.


                                By:______________________________
                                Name:____________________________
                                Title:___________________________

Agreed and accepted as of
the ___ day of _______, 2000

AVID SPORTSWEAR, INC.


By:______________________________
Name:____________________________
Title:___________________________